Exhibit 99.1

TranSwitch Corporation Provides Update on Q4 2009
Business Outlook

SHELTON, CT – December 15, 2009 ─ TranSwitch Corporation (NASDAQ: TXCCD) today announced an update to its business outlook for the fourth quarter of 2009.  The revision in outlook for revenues for the fourth quarter of 2009 is primarily due to a change in the production plans of a major customer as well as lower demand from one distributor.  The Company now expects revenues for the fourth quarter ending December 31, 2009, to be between $11.5 million and $12.5 million compared to revenues in the third quarter of 2009 of approximately $15.2 million.  The Company’s previous outlook for fourth quarter revenues announced on October 29, 2009 was for revenues of approximately $15.5 million.  The current backlog for the first quarter of 2010 is consistent with that in the third and fourth quarters of 2009.

“One of our key customers experienced significantly reduced demand due to the lower deployment rate of its equipment by a major carrier, resulting in an inventory imbalance which we expect to be rectified by the second quarter of 2010,” stated Mr. Robert Bosi, Vice President and Chief Financial Officer of TranSwitch Corporation.  “While the rate of deployment may vary from quarter to quarter, we feel confident in our business standing with this customer.  In fact, we continue to remain the sole source provider for this deployment and have been selected for the next two generations of this customer’s product.  Additionally, we have opportunities for this product with other customers which we expect to ramp in 2010,” added Mr. Bosi.

“As the new President and Chief Executive Officer of TranSwitch Corporation, I am committed to taking the necessary actions to reduce the Company’s operating expenses to ensure profitability,” stated Dr. Ali Khatibzadeh.  “While I have only been with the company for a very short time, I am excited and encouraged by the opportunities ahead for TranSwitch, and I look forward to discussing these opportunities and our plans during our upcoming conference calls.”

The Company is conducting a conference call today at 5:00 PM EST to discuss its fourth quarter business outlook.  To access the call, investors can dial 785-830-7980 and reference confirmation code: 9645748.  The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through December 24, 2009.  To access the replay, investors can dial 719-457-0820 and enter confirmation code:  9645748.  Investors can also access an audio webcast which will be broadcast through Vcall’s Investor Calendar at www.investorcalendar.com or the Company’s website at www.transwitch.com. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment.  As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs).  TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction.  TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company.  For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks relating to TranSwitch's indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

For more information contact:
Robert Bosi	Ted Chung
Vice President and Chief Financial Officer	Vice President Business Development
TranSwitch Corporation	TranSwitch Corporation
Phone: 203/929-8810 ext.2465	Phone: 203/929-8810 ext.2004
Fax: 203/926-9453	Fax: 203/926-9453
robert.bosi@transwitch.com	tchung@transwitch.com